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                                                                   Exhibit 10.10

July 28, 1999


Ms. Robin Porter
[Address]


Re: Separation Agreement

Dear Robin:

     This letter constitutes the Separation Agreement (hereinafter the "Agreement") between Robin Porter and Cobalt Networks, Inc. (hereinafter "Cobalt" or the "Company") containing the terms of Ms. Porter's separation from employment with Cobalt.

     1. Ms. Porter's term of active employment at Cobalt will end July 31, 1999. At that time she will be paid in one lump sum, subject to appropriate tax withholding, all accrued vacation, any employee expense reimbursements, as well as her final wages as a regular employee. Her final termination date, as explained below, will be October 31, 1999. For the time period from August 1, 1999 until October 31, 1999 (the "Extended Service Period"), the Company will not expect Ms. Porter to report for regular work hours, but will expect her to maintain telephone availability to Stephen DeWitt to assist in issues relating to manufacturing operations. Ms. Porter will receive her regular salary and all Company benefits other than accrued vacation pay through the Extended Service Period. Please note that the 90 day exercise period, as set forth in Cobalt Employee Stock Plan document, will begin to run on October 31, 1999, (the conclusion of her Extended Service Period) with regard to any vested options and that this exercise period will expire on January 29, 2000. This will be the last day Ms. Porter will be able to exercise her option whether or not she accepts this agreement.

     2. Ms. Porter will receive under separate cover information regarding her rights to continued benefits coverage as well as her stock option exercise procedure. To the extent she has such rights, nothing in this agreement will impair those rights.

     3. Ms. Porter confirms her ongoing legal duties of confidentiality, as set forth in the Cobalt Networks, Inc. Employee Confidential Information and Inventions Agreement which she signed on October 20, 1997, incorporated herein and attached as Exhibit A.

     4. Ms. Porter further confirms that she does not have in her possession or control and she has not failed to return to Cobalt any devices, data, specifications, drawings, equipment, products, or property or may reproductions of these materials belonging to Cobalt. Ms. Porter will ensure that any such items currently in her possession are returned to Gary Bencomo, Director of Human Resources, on or before July 31, 1999.

     5. Although Ms. Porter is not otherwise entitled to it, in consideration of her acceptance of this Separation Agreement, Cobalt agrees to accelerate her vesting schedule by amending the terms of her Stock Option Agreement with regard to the Vesting Schedule in her Notice of Stock
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Option Grant so that a total of 75,000 shares, including previously vested shares, will become vested on October 31, 1999. Additionally, in consideration of Ms. Porter's acceptance of this Separation Agreement, the Company has also agreed to provide electronic mail and voicemail capabilities through Cobalt's internal network until October 31, 1999.

     6. Ms. Porter agrees that the foregoing consideration represents settlement in full of any claims that could be asserted against Cobalt and on behalf of herself and her legal successors and assigns, she hereby releases Cobalt and its officers, directors, employees, investors, administrators, insurers, predecessor and successor corporations, agents, and legal successors and assigns (collectively, the "Release Parties") from any claim, duty, obligation or cause of action, whether now known or unknown, suspected or unsuspected, which she now has, owns or holds, or at any other time had, owned or held or shall or may have, own or hold against the Released Parties based upon or arising out of any agreement, matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date hereof, including but not limited to matters arising from her employment relationship with Cobalt and the termination of that relationship as well as any claims arising from her equity interest in the Company. These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the California Labor Code, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the California Family Rights Act, any other state or federal employment discrimination statues, and the law of contract and tort (collectively, the "Released Claims").

     Ms. Porter agrees that she will not sue or initiate against any Released Party any compliance review, action, or proceeding, or participate in same, individually or as a member of a class, under any contract (express or implied), law, or regulation, federal, state or local, pertaining in any manner whatsoever to the Released Claims.

     Ms. Porter understands that the Released Claims include not only claims presently known to her, but also includes all unknown claims and causes of action of any kind which would otherwise come within the scope of the Released Claims as described above in this section. Ms. Porter therefore waives her rights under sections 1542 of the Civil Code of California which states:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

     7. Ms. Porter will not, unless required or otherwise permitted by law, disclose to others any information regarding the terms of this Separation Agreement, the benefit being paid under it or the fact of its payment, except that she may disclose this information to her attorney, accountant or other professional advisor to whom she must make the disclosure in order for them to render professional services to her. Ms. Porter will instruct them, however, to maintain the confidentiality of this information just as she must.

     8. Cobalt and Ms. Porter understand and acknowledge that this Agreement constitutes a compromise and settlement. No action taken by either of them, either previously or in connection with this Agreement shall be deemed to be (a) an admission of the truth or falsity of any claims previously made or (b) an acknowledgment or admission by either Cobalt or Ms. Porter of any fault or liability whatsoever to the other or to any third party.

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     9.   Ms. Porter acknowledges that she has been provided more than 21 days to consider this Agreement from the day that it was first presented to her. She was advised to consult with an attorney regarding this agreement. After Ms. Porter signs, she will have a 7 day period in which she may revoke her acceptance. If Ms. Porter wishes to revoke, she must do so in writing before the 7 day revocation period expires. The agreement will become effective only upon the expiration of the revocation period.

                                         Cobalt Networks, Inc.


                                         By:  /s/ Gary Bencomo
                                             -----------------------------------

                                         Title:  Director of Human Resources
                                                --------------------------------

Enc. Employee Confidential Information and Inventions Agreement; Copy of Separation Agreement

By signing this letter, I acknowledge that I have had the opportunity to review this Separation Agreement carefully with an attorney of my choice, that I understand the terms of the Agreement, and that I voluntarily agree to them.

/s/ Robin Porter
----------------------------
Robin Porter

July 28, 1999
----------------------------
Dated

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